Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TransCode Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)(7)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share (7)	457(o)	ꟷ	ꟷ	$9,200,000	0.0001102	$1,013.84
Fees Previously Paid	Equity	Pre-funded warrants to purchase Common Stock, $0.0001 par value per share (4)(7)(8)	457(g)	ꟷ	ꟷ	ꟷ	ꟷ	ꟷ
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share underlying the Pre-funded warrants (5)(7)(8)	Other	ꟷ	ꟷ	ꟷ	ꟷ	ꟷ
Fees Previously Paid	Equity	Underwriter’s Warrants to Purchase Common Stock, $0.0001 par value per share (3)(4)	457(g)	ꟷ	ꟷ	ꟷ	ꟷ	ꟷ
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share underlying the Underwriter’s Warants (5)(6)	457(o)	ꟷ	ꟷ	$575,000	0.0001102	$63.37
	Total Offering Amounts					$9,775,000		$1,077.21
	Total Fees Previously Paid							$1,347.18
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the aggregate offering price of additional shares that the underwriter has the option to purchase pursuant to its over-allotment option.
(3)	We have agreed to issue to the underwriter warrants to purchase the number of shares of our common stock (the “Underwriter’s Warrants”) in the aggregate equal to five percent (5%) of the shares of our common stock to be issued and sold in this offering, including upon exercise the option to purchase additional securities.
(4)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(5)	In addition to the common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of common stock as may become issuable upon exercise of the Underwriter’s Warrants and pre-funded warrants.
(6)	The Underwriter’s Warrants are exercisable for a price per share equal to 125% of the public offering price in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $575,000, which is equal to 125% of $460,000 (5% of the proposed maximum aggregate offering price of $9,200,000).
(7)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $9,200,000.
(8)	The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).